Exhibit 10.2

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Option Agreement”) is made and entered into as of May 9, 2008, by and between BIOVEST INTERNATIONAL, INC., a Delaware corporation (the “Company”), and Ronald E. Osman (the “Purchaser”).

RECITALS

WHEREAS, the Company has entered into a transaction with the Purchaser whereby Purchaser has loaned the sum of $1,000,000 to the Company and the Company has issued to the Purchaser a Convertible Promissory Note in the aggregate principal amount of One Million Dollars ($1,000,000); and

WHEREAS the Company wishes to issue to the Purchaser an option to enter into an additional Promissory Note to loan up to an additional $1,000,000 upon the same Note terms (the “Option”); and

WHEREAS, the Purchaser desires to obtain the Option on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. OPTION TO INCREASE INVESTMENT: At any time prior to the Maturity Date of the Note, as defined therein, and prior to the Company providing written notice to Purchaser of the receipt of a Term Sheet for a financing transaction resulting in net proceeds of at least $15 million to the Company which will trigger, at Purchaser’s election, payment of the outstanding sums due under this Note, Purchaser may elect to provide an additional loan of up to an additional $1,000,000 to the Company (the “Additional Loan”), and Company hereby agrees to accept the Additional Loan, upon the following terms:

a. Purchaser may elect to advance to the Company an Additional Loan of up to the full amount of the original Note, in increments of $100,000;

b. All terms and conditions of the Additional Loan shall be the same as those reflected in the original Note (i.e. interest rate of 10% per annum, maturity of the earlier of 12 months from date of the note or, at the election of Purchaser, the date of a financing resulting in net proceeds of at least $15 million to the Company, convertible into Company Common Stock at a conversion price of $0.50 per share, issuance of warrants to purchase 2 shares of the Company’s Common Stock for each dollar of the Additional Loan with those warrants having an exercise price of $0.50 per share and a term of seven years);

c. In order to facilitate Purchaser’s evaluation of this Option, Company hereby agrees to provide information to Purchaser with respect to each of the following occurrences, at Purchaser’s discretion, to allow Purchaser to be able to access the status of the following Milestone Events:

(i)	Milestone Event—Cephalon meeting is being scheduled for May 2008. Cephalon has conducted due diligence regarding BiovaxID and has requested a meeting with Biovest based on the DMC press release to discuss a business/license agreement for BiovaxID.

(ii)	Milestone Event—FDA meeting being scheduled for May 2008 regarding unblinding and pathway to approval for BiovaxID.

(iii)	Milestone Event—Millipore meeting being scheduled for May 2008. Millipore has conducted due diligence regarding AutovaxID and has requested a meeting with Biovest to discuss a business/license agreement for AutovaxID.

(iv)	Milestone Event— Unblinding of interim Phase 3 trial results scheduled for mid-June 2008.

(v)	Milestone Event—EMEA meeting to discuss process for approval being scheduled for June 2008.

(vi)	Milestone Event—Final unblinded results and P-value anticipated for August 2008.

(vii)	Milestone Event—Meeting with FDA re: submission for accelerated approval anticipated for September 2008.

(viii)	Milestone Event-Meeting with EMEA regarding Named Patient Basis approval anticipated for September 2008.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will provide any material, non-public information to the Purchaser unless the Purchaser signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

2. Purchaser shall provide written notice to the Company of Purchaser’s election to make the Additional Loan, which notice shall specify the amount of the Additional Loan and shall designate a closing date of not earlier than three days and not later than 7 days after the date of the notice.

3. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(i)	upon personal delivery to the party to be notified;

(ii)	when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(iii)	three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(iv)	one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

(v)	All communications shall be sent as follows:

If to the Company, to:	Biovest International, Inc. 324 South Hyde Park Avenue, Suite 350 Tampa, Florida 33606 Attention: Chief Financial Officer Facsimile: 813-258-6912

with a copy to:

Samuel Duffey, Esq. 324 South Hyde Park Avenue, Suite 350 Tampa, Florida 33606 Facsimile: 813-258-6912

If to the Purchaser, to:	Attn: Ronald E. Osman 1602 W. Kimmel St. P. O. Box 939 Marion, IL 62959 Facsimile: 618-997-4983

with a copy to:

or at such other address as the Company or the Purchaser may designate by written notice to the other parties hereto given in accordance herewith.

4. This Option Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed the OPTION AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		PURCHASER:

BIOVEST INTERNATIONAL, INC.		RONALD E. OSMAN

By:	/s/ Steven Arikian	By:	/s/ Ronald E. Osman
Name:	Steven Arikian, M.D.
Title:	Chairman and CEO